Exhibit 99.1

MF Global Reaches Preliminary Agreement on Shareholder Lawsuit

No Material Impact from $2.5 Million Contribution to Settlement

NEW YORK, January 20, 2011 – MF Global Holdings Ltd. (NYSE: MF), a broker-dealer providing trading and hedging solutions, announced it was pleased to reach a preliminary agreement among principals to settle class action litigation brought on behalf of purchasers of MF Global stock between July 2007 and February 2008.

MF Global will contribute $2.5 million to the overall settlement of $90 million. MF Global joins this settlement without admitting liability and in the interest of avoiding unnecessary litigation expense. The preliminary settlement and complete documentation will be subject to Court review and final approval.

As a result of this settlement, the only remaining financial issue involving the unauthorized trading incident in February 2008 will be the resolution of MF Global’s claim for insurance coverage.

About MF Global

MF Global (NYSE: MF) is one of the world’s leading brokers of commodities and listed derivatives. MF Global delivers trading and hedging solutions as a broker-dealer across all major markets for futures and options, commodities, fixed income, equities and foreign exchange. The firm provides access to more than 70 exchanges around the world and is a leader by volume on many of the largest derivatives exchanges. MF Global helps clients discover and capitalize on market opportunities by providing actionable insight, market expertise and deep liquidity. For more information please visit mfglobal.com.

Contacts

Media	Diana DeSocio +44 (0)203 321 4062, ddesocio@mfglobal.com
Maria Gemskie, +1-312-548-1286, mgemskie@mfglobal.com

Investors	Lisa Kampf, +1-212-589-6592, lkampf@mfglobal.com